Exhibit (g)(2)

SUB-ADVISORY AGREEMENT

This SUB-ADVISORY AGREEMENT (“Agreement”) is made this ____ day of ___________, 2024, by and between CION Grosvenor Management, LLC, a Delaware limited liability company (the “Adviser”), and Grosvenor Capital Management, L.P., an Illinois limited partnership (the “Sub-Adviser”).

WHEREAS, the Adviser has been retained by CION Grosvenor Infrastructure Fund (the “Fund”), a Delaware statutory trust registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) to provide investment management services to the Fund;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Adviser wishes to engage the Sub-Adviser to provide certain investment advisory services to the Fund and the Sub-Adviser is willing to furnish such services on the terms and conditions hereinafter set forth; and

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

1. In accordance with and subject to the Management Agreement between the Fund and the Adviser (the “Management Agreement”), the Adviser hereby appoints the Sub-Adviser to act as Sub-Adviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. The Adviser shall cause the Sub-Adviser to be kept fully informed at all times with regard to the assets owned by the Fund, its funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. The Adviser shall furnish the Sub-Adviser with such other documents and information with regard to the Fund’s affairs as the Sub-Adviser may from time to time reasonably request.

3. (a) Subject to the supervision of the Fund’s Board of Trustees (the “Board”) and the Adviser, the Sub-Adviser shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund’s portfolio of securities and other investments consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Fund’s current Prospectus and Statement of Additional Information and in accordance with any exemptive orders issued by the Securities and Exchange Commission (“SEC”) applicable to the Fund and any SEC staff no-action letters applicable to the Fund. The Sub-Adviser shall determine from time to time what securities and other investments will be purchased (including, as permitted in accordance with this paragraph, unregistered investment funds, holding vehicles or other investment vehicles (“Portfolio Funds”), and direct or indirect (through special purpose vehicles or other entities) in equity or debt securities of portfolio companies, swap agreements, options, forwards, futures or other derivatives), retained, sold or exchanged by the Fund and what portion of the assets of the Fund’s portfolio will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions, all subject to the provisions of the Fund’s Amended and Restated Agreement and Declaration of Trust and By-Laws (collectively, the “Governing Documents”), the 1940 Act, and the applicable rules and regulations promulgated thereunder by the SEC and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund and any exemptive orders and SEC staff no-action letters applicable to the Fund referred to above, and any other specific policies adopted by the Board and disclosed to the Sub-Adviser. The Adviser shall furnish the Sub-Adviser with copies of all amendments of, modifications or supplements to the Fund’s Prospectus, Statement of Additional Information and Governing Documents that will impact the services provided by the Sub-Adviser under this Agreement within a reasonable time before they become effective.

(b) The Sub-Adviser is authorized as the agent of the Fund to give instructions with respect to the assets of the Fund’s portfolio to the custodian of the Fund and any sub-custodian or prime broker or other intermediary as to deliveries of securities and other investments and payments of cash in respect of transactions or cash margin calls or unfunded commitments for the account of the Fund. Notwithstanding the above, Sub-Adviser shall have no authority, responsibility or obligation with respect to the custody of securities or other assets of the Fund and, except as otherwise provided in this Agreement, shall not be responsible or liable for any act or omission of any custodian, sub-custodian or prime broker of the Fund.

(c) Subject to applicable provisions of the 1940 Act and direction from the Board, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies or issuers that do not meet, or are excepted from, the definition of investment company under the 1940 Act.

(d) The Sub-Adviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer, seller or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund, which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Sub-Adviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein.

(e) The Sub-Adviser shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to the assets of the Fund’s portfolio subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board and agreed to by the Sub-Adviser. Notwithstanding the above, the Sub-Adviser will not file class action claims or otherwise exercise any rights the Fund may have with respect to participating in, commencing or defending suits or legal proceedings involving securities or issuers of securities held in, or formerly held in, the Fund.

(f) The Sub-Adviser may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, purchase and sale agreements for Portfolio Fund interests and other assets; transfer agreements; brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments the Sub-Adviser believes are appropriate or desirable in performing its duties under this Agreement.

(g) The Fund hereby authorizes any entity or person associated with the Sub-Adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, the Sub-Adviser agrees that it will not deal with itself, or with members of the Board or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which the Sub-Adviser or its affiliates is participating, or arrange for purchases and sales of securities or other assets between the Fund and another account advised by the Sub-Adviser or its affiliates, except in each case as permitted by the 1940 Act or by any exemptive orders or SEC staff no-action letters applicable to the Fund and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Governing Documents and the Fund’s then-current Prospectus and Statement of Additional Information relative to the Sub-Adviser and its directors and officers.

4. To the extent permitted by any exemptive orders or SEC staff no-action letters applicable to the Fund or pursuant to an investment sub-sub-advisory agreement approved by the Fund’s Board, the Sub-Adviser may delegate to any other one or more companies that the Sub-Adviser controls, is controlled by, or is under common control with, or to specified employees of any such companies (a “Sub-Sub-Adviser”), certain of the Sub-Adviser’s duties under this Agreement, provided in each case the Sub-Adviser will supervise the activities of each such entity or employees thereof, that such delegation will not relieve the Sub-Adviser of any of its duties or obligations under this Agreement and provided further that any such arrangements are entered into in accordance with and meet all applicable requirements of the 1940 Act. Adviser shall pay the Sub-Sub-Adviser’s fees out of the Sub-Adviser’s fees as described in Schedule A.

5. The Sub-Adviser agrees that it will keep records relating to its services hereunder in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Sub-Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

6. (a) The Sub-Adviser, at its expense, shall supply the Board, the officers of the Fund, and the Adviser with all information and reports reasonably required by them and reasonably available to the Sub-Adviser relating to the services provided by the Sub-Adviser hereunder.

(b) The Sub-Adviser shall bear all expenses, and shall furnish all necessary services, facilities and personnel, in connection with its responsibilities under this Agreement. Other than as herein specifically indicated and as described in the last sentence of Section 4 above, the Sub-Adviser shall not be responsible for the Fund’s or Adviser’s expenses, including, without limitation: management fees; incentive fees, distribution fees; fees for administrative services, servicing fees; interest; taxes; governmental fees; voluntary assessments and other expenses incurred in connection with membership in investment company organizations; organization costs of the Fund; the cost (including brokerage commissions, transaction fees or charges, if any) in connection with the purchase or sale of the Fund’s securities and other investments and any losses in connection therewith; fees and expenses of custodians, transfer agents, financial intermediaries, registrars, independent pricing vendors or other agents; acquisition or disposition fees; professional fees relating to investments, including expenses of consultants, investment bankers, attorneys, accountants and other experts; fees and expenses relating to software tools, programs or other technology (including risk management software, fees to risk management services providers, third-party software licensing, implementation, data management and recovery services and custom development costs);   research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data); taxes; legal expenses (including in connection with investment activities); loan commitment fees; expenses relating to share certificates; expenses relating to the issuing and redemption or repurchase of the Fund’s shares and servicing shareholder accounts; any costs and expenses associated with or related to due diligence performed with respect to the Fund’s offering of its shares, including but not limited to costs associated with or related to due diligence activities performed by, on behalf of, or for the benefit of broker-dealers, registered investment advisers, and third-party due diligence providers expenses of registering and qualifying the Fund’s shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing, mailing and distributing prospectuses and statements of additional information and any supplements thereto, reports, proxy statements, notices and dividends to the Fund’s shareholders; costs of stationery; website costs; fees and expenses of Trustees not also serving in an officer capacity for the Fund or the Adviser or the Sub-Adviser; costs of meetings of the Board or any committee thereof, meetings of shareholders and other meetings of the Fund; Board fees; audit fees; travel expenses of officers, members of the Board and employees of the Fund, if any; costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws, including compliance with The Sarbanes-Oxley Act of 2002; the Fund’s pro rata portion of premiums on any fidelity bond and other insurance covering the Fund and its officers, Board members and employees; litigation, arbitration, mediation, or government investigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Fund’s Board members and officers with respect thereto; expenses of the administration of the Fund, including negotiation of contracts and fees with, and the monitoring of performance and billings of, the Fund’s transfer agent, shareholder servicing agents, custodian and other independent contractors or agents; compliance, fund accounting, regulatory reporting, and tax reporting services; expenses related to the engagement of any third-party professionals, consultants, experts or specialists hired to perform work in respect of the Fund; all other expenses incurred by the Fund in connection with administering the Fund’s business, including the Fund’s allocable portion of the cost of the Fund’s chief compliance officer, treasurer, secretary, investor relations personnel and their respective staffs; and such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Fund is a party and legal obligations that the Fund may have to indemnify the Fund’s Trustees, officers and/or employees or agents with respect to these actions, suits or proceedings. It also is understood that if the Sub-Adviser or any of its affiliates provide accounting services to the Fund, the Fund will reimburse the Sub-Adviser and its affiliates for their costs in providing such accounting services to the Fund using a methodology for determining costs approved by the Board.

For the avoidance of doubt, it also is understood and agreed that if persons associated with the Sub-Adviser or any of its affiliates, including persons who are officers of the Fund, provide accounting, legal, clerical, compliance or administrative services to the Fund at the request of the Fund, the Fund may reimburse the Sub-Adviser and its affiliates for their costs in providing such accounting, legal, clerical, compliance or administrative services to the Fund (which costs may include an allocation of overhead including rent and the allocable portion of the salaries and benefits of the relevant persons and their respective staffs, including travel expenses), using a methodology for determining costs approved by the Board. Nothing contained herein shall be construed to restrict the Fund’s right to hire its own employees or to contract for services to be performed by third parties.

7. No member of the Board, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such member of the Board, officer or employee while he is at the same time a director, officer, or employee of the Sub-Adviser or any affiliated company of the Sub-Adviser, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of the Sub-Adviser’s or any affiliated company’s staff.

8. As compensation for the services performed by the Sub-Adviser, including the services of any consultants retained by the Sub-Adviser, the Adviser shall pay the Sub-Adviser (the “Advisory Fee”) out of the management fee it receives from the Fund, and only to the extent thereof, as promptly as possible after receipt of such management fee as set forth on Schedule A hereto. The first payment of the Advisory Fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the Advisory Fee due the Sub-Adviser for all services prior to that date.

9. The Sub-Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund (including but not limited to any act or omission of any broker or dealer, foreign currency dealer, futures commission merchant or counterparty), provided that nothing in this Agreement shall protect the Sub-Adviser against any liability to the Adviser or the Fund to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 9, the term “Sub-Adviser” shall include any affiliates of the Sub-Adviser performing services for the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of the Sub-Adviser and such affiliates.

10. On occasions when the Sub-Adviser deems the purchase or sale of a security or other financial instrument to be in the best interest of the Fund, as well as other funds or accounts managed by the Sub-Adviser or its affiliates (“GCM-advised funds”), the Sub-Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Fund with similar orders being made on the same day for other GCM-advised funds to the extent permitted by the 1940 Act. When an order is so aggregated, the Sub-Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is affected. The Sub-Adviser will endeavor to allocate investment opportunities in a manner that, over a period of time, is fair and equitable, and in any event consistent with any fiduciary duties owed to the Fund and in an effort to avoid favoring one client over another and taking into account all relevant facts and circumstances, including (without limitation): (i) differences with respect to available capital, (ii) differences with respect to investment objectives or current investment strategies, (iii) differences in risk profile at the time the opportunity becomes available, (iv) the potential transaction and other costs of allocating an opportunity among the GCM-advised funds, (v) potential conflicts of interests, (vi) the nature of the investment or transaction, (vii) current and anticipated market and general economic conditions and (viii) existing and prior positions in such investment opportunity. The Sub-Adviser and the Fund recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

11. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Sub-Adviser who may also be a Board member, officer, or employee of the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Sub-Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities or other assets consistent with the investment policies of the Fund or one or more other accounts of the Sub-Adviser is considered at or about the same time, transactions in such securities or other assets will be allocated among the accounts in a manner deemed equitable by the Sub-Adviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Sub-Adviser’s policies and procedures as presented to the Board from time to time. Adviser acknowledges that Sub-Adviser, its affiliates and its other clients may at any time, subject to applicable law, have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund. Subject to the Sub-Adviser’s related policies and procedures, the Sub-Adviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement solely because Sub-Adviser or its affiliates invest in such a position for its or their own accounts or for the accounts of another client.

12. For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

13. This Agreement will become effective with respect to the Fund on the date set forth below the Fund’s name on Schedule A, provided that it shall have been approved in accordance with the requirements of the 1940 Act (as modified by any applicable exemptive relief or as interpreted by the SEC or its staff) and, unless sooner terminated as provided herein, will continue in effect through the second anniversary of the date of effectiveness. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund, so long as such continuance is specifically approved at least annually in the manner required by the 1940 Act (as modified by any applicable exemptive relief or as interpreted by the SEC or its staff).

14. This Agreement may be terminated, without penalty, (i) by the Adviser, if the Board or a majority of the outstanding voting securities of the Fund determine that this Agreement should be terminated, or (ii) by the Sub-Advisor. This Agreement shall automatically terminate in the event of (1) its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act), or (2) the termination of the Management Agreement. The provisions of Section 20 of this Agreement shall remain in full force and effect, and the Advisor and the Sub-Advisor shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 8 through the date of termination or expiration and Section 20 shall continue in full force and effect and apply to the Adviser and its representatives as and to the extent applicable.

15. The Sub-Adviser agrees that for any claim by it against the Fund in connection with this Agreement or the services rendered under this Agreement, it shall look only to assets of the Fund for satisfaction. The undersigned officer of the Fund has executed this Agreement not individually, but as an officer under the Governing Documents and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Fund individually.

16. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective until approved in the manner required by the 1940 Act.

17. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. No provision of this Agreement is intended to conflict with any applicable law. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18. This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the parties (including the Fund) and their respective successors and permitted assigns.

19. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York without regard to conflicts of laws principles. Any legal suit, action or proceeding related to, arising out of or concerning this Agreement shall be brought only in the U.S. District Court for the Southern District of New York, or if such action may not be brought in that court, then such action shall be brought in the Supreme Court of the State of New York sitting in New York County (including its appellate division) (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts; (b) waives any objection to venue in either Designated Court and (c) waives any objection that either Designated Court is an inconvenient forum. For any action commenced in the Supreme Court of the State of New York, application shall be submitted to the Commercial Division.

20. Subject to the proviso of the first sentence of Section 9 of this Agreement, the Sub-Adviser shall not be liable for any losses caused directly or indirectly by circumstances beyond the Sub-Adviser’s reasonable control, including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, riots, terrorism, war, or such other event of similar nature, labor difficulties, non-performance by a third party not hired or otherwise selected by the Sub-Adviser to provide services in connection with this Agreement, natural disaster, casualty, elements of nature, fires, earthquakes, floods, or other catastrophes, acts of God, mechanical breakdowns, or malfunctions, failure or disruption of utilities, communications, computer or information technology (including, without limitation, hardware or software), internet, firewalls, encryptions systems, security devices, or power supply.

21. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

CION GROSVENOR MANAGEMENT, LLC

By:
Name:
Title:

GROSVENOR CAPITAL MANAGEMENT, L.P.

By:
Name:
Title:

The foregoing is acknowledged:

The undersigned officer of the Fund has executed this Agreement not individually but in his/her capacity as an officer of the Fund. The Fund does not hereby undertake any obligation to the Sub-Adviser.

CION GROSVENOR INFRASTRUCTURE FUND

By:
Name:
Title:

SCHEDULE A

CION Grosvenor Infrastructure Fund

Effective Date:

The date the Fund’s registration statement is declared effective.

Advisory Fee:

The Adviser shall pay the Sub-Adviser [__]% of the Management Fee actually received and retained and not otherwise used to support expenses (as defined in and calculated in accordance with Section 7 of the Management Agreement), payable to the Sub-Adviser within [10 business days] after the Management Fee is paid by the Fund to the Adviser. 1

[1]	To the extent the Fund invests any of its assets in shares of CION Grosvenor Infrastructure Master Fund, LLC (the “Master Fund”), the Adviser has agreed to waive the Management Fee in an amount equal to the percentage of the Fund’s average daily assets invested in the Master Fund.